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                                                           EXHIBIT 5.1




                                  July 5, 2000




Board of Directors
3DShopping.com
308 Washington Blvd.
Marina del Rey, California  90292

         We have acted as counsel for 3Dshopping.com (the "Registrant") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering Common Stock (the "Shares") of the Registrant, covering 2,000,000 shares of Common Stock (the "Shares") of the Registrant issuable in connection with the 1999 Employee Stock Purchase Plan (the "Plan"). We have reviewed the corporate actions of the Registrant in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

         Based on the foregoing, it is our opinion that:

     1. The Registrant is a corporation duly organized and validly existing under the laws of the state of California; and

     2. The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with the resolutions adopted by the Board of Directors of the Registrant, will be legally issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         /s/ Stoel Rives

                                         STOEL RIVES LLP